EXHIBIT 10.7

FIRST AMENDMENT TO LICENSE AND SUPPLY AGREEMENT

THIS FIRST AMENDMENT TO LICENSE AND SUPPLY AGREEMENT (the “First Amendment”) is dated as of November 18, 2024, by and between DAKIN HOLDINGS LTD., a company incorporated under the laws of the Country of Barbados (“Dakin”), on the one hand, and BIRCHTECH CORP., formerly Midwest Energy Emissions Corp., a Delaware corporation, and its wholly-owned subsidiary, MES, INC., a North Dakota corporation (together, “Birchtech”), on the other hand.

RECITALS:

A. On January 31, 2023, the parties entered into a License and Supply Agreement (the “Agreement”), effective as of January 1, 2023, pursuant to which Dakin granted Birchtech certain license rights to intellectual property owned by Dakin (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement).

B. Pursuant to the Agreement, Dakin is entitled to a Monthly License Fee of $12,500 beginning January 1, 2023 and ending December 31, 2025 (the “License Fee End Date”).

C. As of the date hereof, Birchtech has paid all Monthly License Fees through June 30, 2024.

D. The parties desire to amend the License Fee End Date and make such other changes as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated in this First Amendment and made a part hereof by reference.

2. Birchtech. On and after the date hereof, any and all references in the Agreement to “ME2C” shall be deemed to refer to “Birchtech”.

3. License Fees.

(a) As soon as practicable following the date hereof, Birchtech shall pay Dakin the sum of $37,500 representing the license fees due to Birchtech for the period of July 1, 2024 through September 30, 2024.

(b) The parties hereby agree that the License Fee End Date is hereby modified and changed to September 30, 2024 from December 31, 2025. Upon payment of the sum referenced in Section 3(a) above, no additional Monthly License Fees shall be due and payable from Birchtech to Dakin under the Agreement.

(c) Article 6 of the Agreement is hereby amended in its entirety to read as follows:

“ARTICLE 6. LICENSE FEE

6.01 As partial consideration for the License granted hereunder, Birchtech shall pay Dakin a non-refundable license fee of $12,500 per month beginning January 1, 2023 and ending September 30, 2024, payable at the beginning of each month (the “Monthly License Fee”). For clarification purposes, it is understood that no additional Monthly License Fees shall be due and payable during the Term after September 30, 2024. Notwithstanding the foregoing, in the event this Agreement is terminated prior to September 30, 2024, then the Monthly License Fee shall also terminate effective at such earlier termination.”

4. Continuing Force and Effect. Except as expressly set forth in this First Amendment, the Agreement remains unmodified and in full force and effect.

5. References to Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import, shall mean and be a reference to the Agreement as amended hereby.

6. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

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IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

DAKIN:		BIRCHTECH:

DAKIN HOLDINGS LTD.		BIRCHTECH CORP. MES, INC.

By:	/s/ Richard MacPherson	By:	/s/ Christopher Greenberg
Name:	Richard MacPherson	Name:	Christopher Greenberg
Title:	President	Title:	Chairman of the Board

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